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                                                                    EXHIBIT 10.7

                                  DEAN & DELUCA
                                  560 Broadway
                            New York, New York 10012



March 14, 2000



VIA FACSIMILE (316) 291-3599

George Mileusnic
9422 Cross Creek
Wichita, KS  67206

Dear George:

It gives me great pleasure to offer you the position of Executive Vice President and Chief Financial Officer (EVP/CFO), of Dean & DeLuca, Inc.
("Dean & DeLuca").

As EVP/CFO, your broad responsibilities will include, financial reporting and control, management information systems, investor relations, SEC reporting and risk management. You will report directly to me.

We would anticipate that you will need to travel extensively for the next year and will be involved in the completion of the setup of our accounting and administration in Wichita. Thereafter, you will be expected to relocate to our corporate headquarters in San Francisco.

o Your annual base salary will be $200,000.00, with a $25,000.00 sign on bonus once the company goes public.

o You will be eligible for an annual performance bonus of up to 50% of your base salary, payable on your first anniversary date, based upon achieving mutually acceptable targets and objectives, although 50% of this bonus will be guaranteed. The entire bonus, however, is contingent upon Dean & DeLuca successfully completing an IPO.

o Your annual base salary will be subject to an adjustment based on a documented formula, which measures the difference of cost of living between Wichita and San Francisco. We will also pay reasonable travel and shipping expenses from Wichita to San Francisco.

o Finally, you will be granted 100,000 options to acquire the common stock of Dean & DeLuca at $4.18 per share, subject to our four-year vesting schedule (the options become automatically

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George Mileusnic
March 14, 2000
Page 2


      vested in the event of change of control).

o A copy of the stock option plan and stock option agreement is enclosed with this letter.

o You will also be eligible to participate in our 401K plan after one year of employment and participate in our standard healthcare plan, upon completion of the 90 days of employment (we will reimburse you for your COBRA payments during this 90 day period). You will be entitled to three
      (3) weeks of vacation during your first year.

George, Dane and I are extremely pleased that you will be joining the team, and believe you will make a valuable contribution to the company as it embarks on its exciting new growth mission.

This offer will remain in effect until Wednesday, March 22, 2000. Please let us know your firm start date.

Yours sincerely,


/s/ JOHN B. RICHARDS
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John B. Richards
President



I accept employment with Dean & DeLuca according to the terms set forth above. My start date will be May 1, 2000.


/s/ GEORGE MILEUSNIC                      3/14/00
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Signature                                 Date